SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant/ /

Check the appropriate box:

/ /Preliminary Proxy Statement                Confidential, for Use of the Com-
                                              mission Only (as permitted by
                                              Rule 14a-6(e)(2))

/X/Definitive Proxy Statement
/ /Definitive Additional Materials
/ /Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


RAYTHEON COMPANY
(Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

/ /$500 per each party to the controversy pursuant to Exchange Act
   Rule 14a-6(i)(3).

/ /Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     / /Fee paid previously with preliminary materials.

/ /Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

- --------------------------------------------------------------------------------
                                                                      Raytheon

                                                  ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 22, 1996

     The Annual Meeting of Stockholders of Raytheon Company will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02173, at 2:00 p.m. on Wednesday, May 22, 1996 for the following purposes:

1. To elect five directors for a term of three years.

2. To consider and act upon such other business, including one stockholder proposal, as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 25, 1996 are entitled to notice of and to vote at the meeting.

     Please sign your proxy and return it in the enclosed, postage-paid envelope so that you may be represented at the meeting. If you attend the meeting and wish to vote by ballot, your proxy will be cancelled.


                                             By order of the Board of Directors,

                                                   /s/ Christoph L. Hoffmann

                                                       CHRISTOPH L. HOFFMANN
                                                            Secretary


Lexington, Massachusetts 02173
April 20, 1996

                                RAYTHEON COMPANY

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 22, 1996


     This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Raytheon Company (the "Company") from holders of the Company's common stock, par value $1.00 per share ("Common Stock"), for use at the Annual Meeting of Stockholders to be held May 22, 1996, and at any adjournment thereof, for the purposes set forth in the accompanying notice. The Company will bear all costs relating to the solicitation of proxies from its stockholders. In addition to soliciting proxies by mail, the Company's officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending the proxy materials to beneficial owners of Common Stock.

     This Proxy Statement is first being sent to stockholders on or about April 20, 1996.

     All shares of Common Stock represented by properly signed and dated proxies received by the Company prior to the meeting will, unless such proxies have been revoked, be voted in accordance with the instructions on such proxies. If no instruction is indicated, the shares will be voted FOR the election of the five nominees for director listed in this Proxy Statement and in the discretion of the persons named in the proxy, on such other matters as may properly come before the meeting. Any stockholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. If a stockholder wishes to give a proxy to someone other than the individuals named on the enclosed proxy card, he or she may cross out the names appearing on the card, insert the name of another person, sign and give the proxy card to that person for use at the meeting.

     If a stockholder is a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy card represents a voting instruction as to the number of shares in the plan account as well as shares held directly by the stockholder. If a stockholder is a participant in the Raytheon Employee Stock Ownership Plan ("RAYSOP"), the Raytheon Savings and Investment Plan ("RAYSIP"), or the E-Systems, Inc. Employee Savings Plan ("ESP"), and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the respective trustees of those plans. The RAYSOP, RAYSIP and ESP provide that the respective trustees shall not vote plan shares unless the card is signed and returned.

     Under applicable state law and the Company's Restated Certificate of Incorporation, as amended, and By-Laws, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Shares represented by proxies marked "withhold authority" or "abstain" and so-called "broker non-votes" will be tabulated in determining the presence of a quorum but will not be considered "votes cast" and, therefore, will have no effect on the vote.

     Stockholders with multiple accounts may receive more than one Annual Report, which is costly to the Company and may be inconvenient to the stockholder. You may direct us to discontinue mailing future Annual Reports to the accounts you select by marking the appropriate box on the proxy card for those accounts. You must leave at least one account unmarked to receive an Annual Report. Eliminating these duplicate mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of an Annual Report to an account, call the Company's stockholder services number, 1-800-360-4519.

     Comments from stockholders about the proxy material or about other aspects of the Company's business are welcome. Space is provided on the proxy card for this purpose. Although such notes are not answered on an individual basis, they are very helpful in assessing stockholder sentiment and in determining what kinds of additional information should be furnished in various Company publications.

     As a matter of policy, all votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose the vote of any stockholder except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by the stockholder casting such vote. Any comment written on a proxy card will be provided to the Secretary without disclosing the stockholder's vote unless necessary to an understanding of the comment.

                              VOTING SECURITIES

     The record date for the determination of stockholders entitled to vote at the meeting is the close of business on March 25, 1996, at which time the Company had issued and outstanding 239,568,527 shares of Common Stock. The Company does not know of any stockholder who beneficially owned more than five percent of its issued and outstanding stock as of that date. Each share is entitled to one vote with respect to all matters which may be properly submitted to a vote of stockholders at the Annual Meeting.

                             ELECTION OF DIRECTORS
                                    (Item 1)

     The Company's Restated Certificate of Incorporation, as amended, provides that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each Annual Meeting of Stockholders the successors to the Directors whose terms expire that year shall be elected for a term of three years.

Directors will be elected by a plurality of the votes cast. Unless otherwise directed, proxies received pursuant to this solicitation will be voted for the election of the five nominees listed below who have been designated by the Board of Directors. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

         Nominees for the Class of Directors Whose Terms Expire in 1999

                          FERDINAND COLLOREDO-MANSFELD

Director since 1987. Chairman and Chief Executive Officer, Cabot Partners since October, 1990. Prior thereto, Mr. Colloredo-Mansfeld was Chairman and Chief Executive Officer, Cabot, Cabot & Forbes Realty Advisers, Inc. (predecessor of Cabot Partners) and Chairman, Chief Executive Officer and President of Cabot, Cabot and Forbes from 1986. Principal Business: Real Estate Investment and Management. Age 56. Director: Shawmut National Corporation; Data General Corporation.

                                 JOHN R. GALVIN

Director since February 1996. Dean of the Fletcher School of Law and Diplomacy, Tufts University. General Galvin retired from the U.S. Army in 1992 after a 38 year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994 Gen. Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994-1995 he was a visiting professor at the Mershon Center, The Ohio State University. Age 66. Director: USLife Corporation and Director or Trustee the Seligman Group of Investment Companies. Trustee:
Institute for Defense Analyses.

                             BARBARA B. HAUPTFUHRER

Director since 1987. Principal Business: Corporate Director. Age 67. Director:
The Vanguard Group of Investment Companies and each of the mutual funds in the Group; The Great Atlantic and Pacific Tea Co., Inc.; Knight-Ridder, Inc.; Massachusetts Mutual Life Insurance Company; Alco Standard Corporation. Trustee Emerita Wellesley College.

                                RICHARD D. HILL

Director since 1974. Retired Chairman, Bank of Boston Corporation and The First National Bank of Boston. Principal Business: Corporate Director. Age 76.

                                ALFRED M. ZEIEN

Director since 1992. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, Mr. Zeien served as President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Principal Business: Consumer Goods and Services. Age 66.
Director: Bank of Boston Corporation; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company; Repligen Corporation.

                    Directors Whose Terms of Office Continue

                                CHARLES F. ADAMS

Director, 1938 to 1942 and since 1946. Term expires 1998. Retired Chairman of the Board, Raytheon Company. Age 85.

                                FRANCIS H. BURR

Director since 1977. Term expires 1997. Of Counsel, law firm of Ropes & Gray. Principal Business: Law. Age 81.

                             THEODORE L. ELIOT, JR.

Director since 1983. Term expires 1998. Dean Emeritus of the Fletcher School of Law and Diplomacy, Tufts University; former U.S. Ambassador. Principal Business:
International Relations. Age 68. Director: Neurobiological Technologies, Inc. and Fiberstars, Inc.

                              L. DENNIS KOZLOWSKI

Director since June 1995. Term expires 1997. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto Mr. Kozlowski served as President of Tyco from 1989. Age 49. Principal business:
Fire Protection Systems. Director: Tyco International Ltd.; Dynatech Corporation; Thiokol Corporation and Applied Power, Inc.

                               JAMES N. LAND, JR.

Director since 1978. Term expires 1998. Principal Business: Corporate Financial Advisor. Age 66. Director: E.W. Blanch Holdings, Inc.

                                A. LOWELL LAWSON

Director since May 1995. Term expires 1998. Executive Vice President of the Company since April 1995 and Chairman of the Board and Chief Executive Officer of E-Systems, Inc. since January 1994. Prior thereto Mr. Lawson served as President of E-Systems from April 1989 and Executive Vice President of E-Systems from April 1987. Age 58.

                               THOMAS L. PHILLIPS

Director since 1962. Term expires 1997. Retired Chairman of the Board and Chief Executive Officer, Raytheon Company. Age 71. Director: John Hancock Mutual Life Insurance Company; Knight-Ridder, Inc.; Digital Equipment Corporation; Systems Research and Applications. Trustee: State Street Research Funds; MetLife-State Street Funds.

                                DENNIS J. PICARD

Director since 1989. Term expires 1998. Chairman of the Board and Chief Executive Officer since March 1, 1991. Prior thereto, Mr. Picard served as President from 1989 and as Senior Vice President, General Manager of the Missile Systems Division from 1983. Age 63. Director: State Street Boston Corporation.

                                WARREN B. RUDMAN

Director since 1993. Term expires 1997. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Principal Business: Law. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Age 65. Director: Chubb Corporation; Collins & Aikman Corporation; and several mutual funds managed by Dreyfus Corporation.

                                JOSEPH J. SISCO

Director since 1977. Term expires 1997. Partner, Sisco Associates. Principal
Business: Management Consultant. Age 76. Former President of American University and Undersecretary of State for Political Affairs. Director: Tenneco Inc.;
Braun AG; The Interpublic Group of Companies, Inc.

                               SECURITY OWNERSHIP

Directors and Executive Officers

As of March 15, 1996, the following directors and named executive officers and the directors and all executive officers as a group were the beneficial owners of the number of shares of Common Stock indicated below:

                                   Number of Shares
                                     and Nature of
Beneficial Owner or Group         Beneficial Ownership        Percent of Class
- -------------------------         --------------------        ----------------
Charles F. Adams                     1,249,382(1)                    *
Francis H. Burr                          4,000                       *
Ferdinand Colloredo-Mansfeld             6,000                       *
Theodore L. Eliot, Jr.                   2,000                       *
John R. Galvin                             200(2)                    *
Barbara B. Hauptfuhrer                   2,000(3)                    *
Richard D. Hill                          6,680                       *
Christoph L. Hoffmann                   84,468(4)                    *
L. Dennis Kozlowski                      1,000                       *
James N. Land, Jr.                       6,000                       *
A. Lowell Lawson                        40,000(5)                    *
Thomas L. Phillips                     225,648                       *
Dennis J. Picard                       615,647(6)                    *
Warren B. Rudman                           600(7)                    *
Joseph J. Sisco                          2,532                       *
William H. Swanson                     149,629(8)                    *
Arthur E. Wegner                        97,267(9)                    *
Alfred M. Zeien                          2,000                       *

All directors and executive
officers as a group, (33 in
number, including those
listed above).                       3,486,530(10,11)               1.4%
- ------------------------------------------
* Less than one percent of the class

(1) All shares held in trust and voting and investment power is shared.

(2) Excludes shares held by various mutual funds of the Seligman Group of Investment Companies. As a director or trustee, Gen. Galvin shares voting and investment power in these shares with other Seligman directors and trustees. Gen. Galvin disclaims beneficial ownership of all such shares.

(3) Excludes shares held by various mutual funds of the Vanguard Group of Investment Companies. As a director of Vanguard, Mrs. Hauptfuhrer shares voting and investment power in these shares with other Vanguard directors. Mrs. Hauptfuhrer disclaims beneficial ownership of all such shares.

(4) Includes 15,900 shares as to which voting and investment power are shared, 38,404 shares as to which Mr. Hoffmann has the right to acquire beneficial ownership within sixty days of said date, 164 shares held in the Raytheon Stock Ownership Plan and 30,000 restricted shares over which he has voting power but no investment power.

(5) Includes 40,000 restricted shares over which Mr.Lawson has voting power but no investment power.

(6) Includes 279,120 shares as to which Mr. Picard has the right to acquire beneficial ownership within sixty days of said date, 659 shares held in the Raytheon Stock Ownership Plan and 133,336 restricted shares over which he has voting power but no investment power.

(7) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other directors of those funds and with the directors of Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.

(8) Includes 104,382 shares as to which Mr. Swanson has the right to acquire beneficial ownership within sixty days of said date, 613 shares held in the Raytheon Stock Ownership Plan and 28,800 restricted shares over which he has voting power but no investment power.

(9) Includes 60,000 shares as to which Mr. Wegner has the right to acquire beneficial ownership within sixty days of said date, 23 shares held in the Raytheon Stock Ownership Plan and 32,000 restricted shares over which he has voting power but no investment power.

(10) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.

(11) Includes 1,127,285 shares as to which individual members of the group have the right to acquire beneficial ownership within sixty days of said date, 5,541 shares held in the Raytheon Stock Ownership Plan and 475,336 restricted shares over which individuals have voting power but no investment power.

              THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

                          Board of Directors' Meetings

     The Board of Directors met fourteen times during 1995. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served. Overall attendance at such meetings was 97%.

                                Audit Committee

     Directors Francis H. Burr, Richard D.Hill and James N. Land, Jr. serve as members of the Audit Committee of the Board of Directors. The Audit
Committee met three times during 1995. The Committee's duties are to consult with and make inquiry of the Company's outside auditors from time to time; to review procedures followed and reports submitted by such outside auditors; to make such further investigations of the Company's financial affairs as it deems appropriate; to report to the Board of Directors on the results of such consultation and investigation; and to recommend to the Board of Directors the engagement of the Company's outside auditors.

                             Compensation Committee

     Directors Charles F.Adams, Barbara B. Hauptfuhrer, Richard D. Hill, Joseph
J. Sisco and Alfred M. Zeien serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee met eleven times during 1995. The Committee's duties are to develop, review and recommend to the Board of Directors compensation programs for the executive officers of the Company as more fully described in its Report below.

                              Executive Committee

     Directors Charles F. Adams, Francis H. Burr, Ferdinand Colloredo-Mansfeld, Thomas L. Phillips and Dennis J. Picard serve as members of the Executive Committee of the Board of Directors. The Executive Committee met twice during 1995. The Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated.

                       Planning and Nominating Committee

     Directors Charles F. Adams, Francis H. Burr, Theodore L. Eliot, Jr., James
N. Land, Jr., Thomas L. Phillips, Warren B. Rudman and Joseph J. Sisco serve as members of the Planning and Nominating Committee of the Board of Directors. The Planning and Nominating Committee met three times during 1995. The Committee's duties are to study strategies for achieving corporate goals, to propose to the Board of Directors candidates for election to the Board and to make other recommendations relating to Board membership. The Planning and Nominating Committee will consider nominees recommended by stockholders. No formal procedures are required to be followed by stockholders in submitting such recommendations.

                                Policy Committee

Directors Francis H. Burr, Ferdinand Colloredo-Mansfeld, Theodore L. Eliot,
Jr., Barbara B. Hauptfuhrer, Richard D. Hill, James N. Land, Jr., Warren B. Rudman, Joseph J. Sisco and Alfred M. Zeien serve as members of the Policy Committee of the Board of Directors. The Policy Committee met twice during 1995. The Committee's duties are to consider such matters of corporate policy as are referred to it from time to time and to supervise and administer the Company's 1976 Stock Option Plan (the "1976 Option Plan") and to consider and make recommendations with respect to any amendments to said plan. As of March 1995, there were no shares available for further option grants under the 1976 Option Plan. Although shares subject to options that expire or are terminated, surrendered, cancelled or forfeited may again be available for issuance under the 1976 Option Plan, it is the Company's intention not to grant further options under the 1976 Option Plan.

                           Compensation of Directors

     During 1995, each Board member, other than Messrs. Picard and Lawson, was paid a quarterly retainer of $6,500 and, in addition, was paid a fee of $1,000 for attendance at each meeting of the Board and each committee meeting other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings for which the fee was $500.

     In addition, Mr. Adams was paid $12,501 during 1995 for continuing regular services as a consultant to the Company. The consulting arrangement between Mr. Adams and the Company was terminated as of the end of the first quarter of 1995.

     Directors not eligible for benefits under any Company-sponsored pension plan, who have served on the Board for at least five years, and who comply with a prescribed non-competition agreement, will be entitled to a monthly payment equal to one-twelfth the amount of the director's annual retainer in effect at the time of the director's retirement from the Board under the Raytheon Company Retirement Plan for Directors. Payments under the plan terminate upon the earlier of the death of the retiree and his/her spouse or the expiration of fifteen consecutive years from the initial payment under the plan.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for the Company's chief executive officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 1995, 1994 and 1993.

                                       10

                           Summary Compensation Table

                                                       Long-Term Compensation
                             Annual Compensation              Awards
                           ------------------------     ----------------------
                                                                     All Other
                                                          Restricted   Com-
                                                            Stock     pensa-
     Name and                  Salary(1) Bonus   Awards(2) Options(3) tion(4)
Principal Position        Year    ($)       ($)     ($)       (#)         ($)
       (a)                (b)     (c)       (d)     (f)       (g)         (i)
Dennis J. Picard          1995  $999,996  $870,000   0      220,000   $ 12,906
Chairman of the Board and 1994  $965,754  $870,000   0      130,000   $ 12,507
Chief Executive Officer   1993  $870,762  $870,000   0       80,000   $  9,642


A. Lowell Lawson          1995 $573,908(5) $425,000 $1,560,000  0     $  7,872
Executive Vice President  1994    N/A         N/A       N/A     N/A     N/A
and Chairman and CEO      1993    N/A         N/A       N/A     N/A     N/A
E-Systems, Inc.

William H. Swanson        1995 $419,520    $290,000     0     30,000   $  6,787
Executive Vice President  1994 $411,450    $290,000     0     20,000   $  7,068
and General Manager -     1993 $377,070    $290,000     0     24,000   $  6,555
Raytheon Electronic Systems

Arthur E. Wegner          1995 $397,500    $240,000     0     40,000   $  8,931
Executive Vice President  1994 $386,250    $175,000 $ 648,750 40,000   $332,204
and Chairman and CEO      1993 $170,455(6) $125,000   628,750 20,000   $  2,093
Raytheon Aircraft Company

Christoph L. Hoffmann     1995 $379,500    $235,000     0     30,000    $ 7,203
Executive Vice President  1994 $362,250    $225,000 $ 324,375 28,000    $ 7,392
and Secretary             1993 $322,500    $225,000     0     30,000    $ 7,450


(1) The amounts reported in column (c) for 1995 reflect salary adjustments in the course of the normal compensation review cycle effective July 1, 1994 (except for Mr. Lawson, who was not an employee of the Company at that time). Pursuant to the Company's announced wage freeze for 1995, the salaries for Mr. Picard and the named executive officers (other than Mr. Lawson) in effect for 1995 remained frozen at the levels approved on July 1, 1994. Therefore, there was no increase for the salary year July, 1994 to July, 1995. Any increase shown in the 1995 amounts from 1994 is the result of the difference between the salary year and the calendar year. See Board Compensation Committee Report on Executive Compensation.

(2) The executive is not entitled to the cash amount shown in column (f) in the year the restricted stock award is made. The award vests over several years and is subject to the executive remaining employed by the Company. In the event of a change in control of the Company (as defined by the plan pursuant to which awards are made), all restrictions lapse and the award becomes fully vested. Dividends are paid on the restricted stock reported in column (f).

     The number and value at closing price on December 29, 1995 of the aggregate restricted stock holdings (over which the executive has voting but no investment power) of each of the named executives is as follows: Mr. Picard -- 133,336 shares, $6,300,126; Mr. Lawson -- 40,000 shares, $1,890,000; Mr. Swanson
- -- 28,800 shares, $1,360,800; Mr. Wegner -- 32,000 shares, $1,512,000; Mr.
Hoffmann -- 30,000 shares, $1,417,500. The foregoing aggregate restricted stock holdings have been adjusted to reflect the 2-for-1 stock split effective October 23, 1995.

     Mr. Hoffmann's 1994 restricted stock grant shown in column (f) consists of a total of 10,000 post-split shares awarded on June 22, 1994. Shares subject to the award vest pro rata over a five year period beginning on the first anniversary of the award date. Accordingly, 2,000 shares have vested to date.

     Mr. Wegner's 1994 restricted stock grant shown in column (f) consists of a total of 20,000 post-split shares awarded on June 22, 1994. Shares subject to the award vest pro rata over a five year period beginning on the first anniversary of the award date. Accordingly, 4,000 shares have vested to date. Mr. Wegner's 1993 restricted stock grant shown in column (f) consists of a total of 20,000 post-split shares awarded on August 23, 1993. Shares subject to the award vest pro rata over a five year period beginning on the second anniversary of the award date. Accordingly, 4,000 shares have vested to date.

(3) The number of options reported in column (g) has been adjusted to reflect the 2-for-1 stock split effective October 23, 1995.

(4) For 1995, the amounts in column (i) include: (a) the value of life insurance premiums paid by the Company (Mr. Picard -- $7,559; Mr. Lawson -- $2,012; Mr. Swanson -- $1,440; Mr. Wegner -- $3,584; and Mr. Hoffmann -- $1,856); (b) Company contributions of $847 for each executive other than Mr. Lawson under the Stock Ownership Plan; and (c) Company contributions of $4,500 for each executive other than Mr. Lawson under the Savings and Investment Plan. For Mr. Lawson, in addition to the value of life insurance premiums, the amount in column (i) also includes contributions by E-Systems, Inc., a wholly-owned subsidiary of the Company, to the E-Systems 401(K) plan and ESOP of $2,250 and $3,610, respectively.

     For Mr. Wegner in 1994, includes amounts paid in connection with his relocation from Connecticut to Raytheon Aircraft Company's headquarters in Wichita, Kansas consisting of $181,333 in respect of the loss incurred on the sale of his residence in Connecticut and $143,253 to reimburse him for tax liabilities associated with payments under the Company's relocation policies.

(5) Includes all salary paid to Mr. Lawson during 1995, including the period prior to May 8, 1995 - the effective date of the merger of E-Systems with the Company.

(6) Reflects salary from Mr. Wegner's date of hire through December 31, 1993.


                     Option Grants In Last Fiscal Year (1)


                                         Individual Grants                Grant Date Value
                   --------------------------------------------------   -----------------------
                                  % of Total
                      No. of        Options
                      Securities   Granted to
                    Underlying     Employees    Exercise or
                      Options      in Fiscal     Base Price    Expiration      Grant Date
      Name          Granted(#)(2)     Year      ($/Share)(3)      Date       Present Value(4)
      (a)             (b)             (c)            (d)           (e)              (h)
- ----------------    -------------  ---------     -----------    ---------    ----------------
Dennis J. Picard       2,562          0.06%       $39.0313      06/26/05           $24,211
                     217,438          5.34%       $39.0313      06/27/05        $2,054,789

A. Lowell Lawson         -0-            --              --         --                --
                         -0-            --              --         --                --

William H.             2,562          0.06%       $39.0313      06/26/05           $24,211
Swanson               27,438          0.67%       $39.0313      06/27/05          $259,289

Arthur E. Wegner       2,562          0.06%       $39.0313      06/26/05           $24,211
                      37,438          0.92%       $39.0313      06/27/05          $353,789

Christoph L.           2,562          0.06%       $39.0313      06/26/05           $24,211
Hoffmann              27,438          0.67%       $39.0313      06/27/05          $259,289

                                       14
- --------------------
(1) The table contains two separate lines for each individual. The first line repesents the grant of incentive stock options and the second represents the grant of nonqualified stock options. The option grants are reported separately because they have different expiration dates to satisfy Internal Revenue Code requirements. The number of options reported in column (b) and the exercise price per share reported in column (d) have been adjusted to reflect the 2-for-1 stock split effective October 23, 1995.

(2) Options become exercisable one year after the grant date.

(3) Fair market value of underlying shares on the date of grant.

(4) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price of $39.0313, equal to the fair market value of the underlying stock on the date of grant; an option term of 10 years; an interest rate of 6.17% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 17.667% calculated using daily stock prices for an average of three years prior to the grant date; dividends at the rate of $.75 per share representing the annualized dividend paid with respect to a share of common stock at the date of grant; and reductions of approximately 9.00% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 18.15% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.


                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year End Option Values


                                                                        Value of Unexercised
                                          Number of Unexercised             In-the-Money
                                            Options at FY End            Options at FY End
                                                   (#)                                 $
                                        ------------------------ ----------------------------
                        Shares
                    Acquired on   Value
                     Exercise    Realized
Name                  (#)(1)       ($)
(a)                     (b)        (c)    Exercisable Unexercisable Exercisable Unexercisable
- ----------------   ------------ --------- ----------- ------------- ----------- -------------

Dennis J. Picard     37,300     $820,018    279,120     220,000     $5,045,846   $1,698,114

A. Lowell Lawson        -0-           --        -0-         -0-             --           --

William H. Swanson      -0-           --    104,382      30,000     $2,314,139     $231,561

Arthur E. Wegner        -0-           --     60,000      40,000     $865,622       $308,748

Christoph L.         28,596     $369,135     38,404      30,000     $585,220       $231,561
Hoffmann



(1) The number of shares reported in columns (b) and (d) has been adjusted to reflect the 2-for-1 stock split effective October 23, 1995.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Charles
F. Adams, Barbara B.Hauptfuhrer, Richard D. Hill, Joseph J. Sisco and Alfred M. Zeien. Mr. Adams was Chairman of the Board of Directors of the Company until May 28, 1975.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are developed and reviewed by the Compensation Committee, consisting solely of non-employee directors, and approved by the Board of Directors. These programs align executive compensation with the Company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive managers of a caliber and level of experience necessary to achieve the overall business objectives of the Company. The Board of Directors supports an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places Company executives in a responsible competitive range of total compensation considering both the magnitude of business operations and Company performance.

     The Compensation Committee makes recommendations to the Board of Directors with respect to base salary and grants annual incentive awards, stock options and restricted stock awards. The Compensation Committee works closely with its independent compensation consultant, Hewitt Associates, which provides information regarding current industry / marketplace compensation practices and provides analysis of individual compensation compared to the external market.

     Individual compensation awards are established based upon the contribution the executive has made in attaining the Company's short-term and strategic performance objectives as well as the executive's anticipated future contribution. While the financial performance of the Company and its business units is of paramount significance in compensation awards, the Committee recognizes the necessity of rewarding and encouraging executives to develop and lead a diverse, global workforce to further the Company's progress toward its strategic objective of growing a diversified commercial company while maintaining a strong core defense business. Further, the Committee takes into consideration the attainment of global and long-term objectives of the Company that may not be reflected in the current period's earnings performance. The Company's executive compensation programs consist primarily of the following integrated components:

     Base Salary -- which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, the Compensation Committee gives consideration to marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

     Annual Incentive Awards -- which provide a direct link between executive compensation and the total Company's performance. Annual awards take into account both the global nature of the business and the growth of each business segment. Consideration also is given to strategic acquisitions which complement and add value to the Company's core businesses.

     Long-Term Incentives -- which consist of stock options and restricted stock awards that link management decision-making with the Company's strategic business plan and long-term Company performance and align the executive's interest with those of the stockholders.

     Base Salary. Base salary levels for the Chief Executive Officer ("CEO") and other executive officers of the Company are reviewed by the Compensation Committee and approved annually to ensure competitiveness. The Committee's policy has been and continues to be to maintain base salaries at competitive levels with peer groups established for compensation comparisons. These include most of the companies listed on the performance graph on page 19 as well as other multi-industry and aerospace companies, and 50 companies ranked annually by sales immediately above and below Raytheon in the Fortune 500.

     Each year the Compensation Committee reviews a competitive analysis prepared by its independent compensation consultant. Based on this review and the individual performance of each executive, the Compensation Committee recommends base salary increases if appropriate. In 1995, based on the CEO's recommendation and with the agreement of the Compensation Committee, the base salaries of the executives listed in the Summary Compensation Table on page 9 were frozen at the level in effect since July of 1994 (with the exception of Mr. Lawson who was not a Raytheon employee in 1994). The base salary wage freeze for those executives will remain in effect until June of 1996, at which time it will be reviewed by the Compensation Committee.

     Annual Incentive. All executive officers, including the CEO, participate in a Management Incentive Plan, which is designed to compensate officers in the form of an annual cash award. The Compensation Committee recommends the appropriation of funds from operating revenues of the current year for purposes of establishing an incentive pool. Major considerations include growth in net income, return on equity and total shareholder return. In 1994, at the request of the CEO, the Compensation Committee agreed to hold bonus expenditures at the same level as in 1993. In 1995, the Compensation Committee increased the size of the incentive pool by the two-year average for net income growth.

     Individual awards under the Company's Management Incentive Plan reflect an executive's contribution to the Company's performance including the successful management of human resources and the furtherance of ethical business behavior and quality standards. In the case of operating executives, the primary performance criteria are the financial performance of the executive's business unit compared to the prior period and the performance against stated objectives in each unit's business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives. In every case, consideration is given to the executive's contribution to the overall management of the Company. While no specific weighting is given to any one factor, consideration is also given to the executive officer's contribution towards improvement in return on assets and long-term profitability and on improving performance in such areas as technical achievement, on-time deliveries, timely proposal submissions, improved billing and collection practices, subcontractor control, and effective personnel management.

     Due to reduced sales and net income at Raytheon Electronic Systems as a result of the cutbacks in the Department of Defense procurement budget (a decline of over 60 percent from fiscal year 1989 to fiscal year 1996), the incentive bonus pool for Raytheon Electronic Systems was held at the level established in 1994. Despite the severity of the Department of Defense budget cutbacks and the difficult period which resulted, the Division was successful in maintaining a reasonable return on sales performance. Accordingly, the bonus awarded to William H. Swanson, Executive Vice President and General Manager of Raytheon Electronic Systems, was frozen at the level he received in 1994 and 1993.

     Other officers listed in the Summary Compensation Table received incentive awards based on the Compensation Committee's review of their competitive marketplace position and individual performance. Based upon the Compensation Committee's independent compensation consultant's analysis, individual incentive target awards have been established for the CEO and Executive Vice Presidents. These targets are based on a competitive level of annual incentive received by executives holding comparable positions in Raytheon's compensation peer group. In years where the Compensation Committee deems that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

     Long-Term Incentives. Stock option grants are the Company's principal vehicle of long-term compensation. The Company issues options at fair market value at the date of grant, and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and incentive awards, option awards are based upon current industry and marketplace compensation data as presented by the Committee's independent compensation consultant. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization's earnings and sales performance or effective performance of the staff function. The size of each executive's award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the Company is also considered. The awards granted to the executives listed in the Summary Compensation Table including the CEO are consistent with both the volume and potential economic value for comparable positions in the Company's compensation peer groups.

     The Board of Directors believes that the granting of stock options encourages executive officers to manage the Company from the perspective of a stockholder who has an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers but extends to a broad range of key employees of the Company. In 1995, following a survey of stock option granting practices within the industry and marketplace, the Compensation Committee maintained its practice of granting options to a broad group of key managers and individual contributors.

     Restricted stock awards are made by the Compensation Committee under the 1991 Stock Plan for the purpose of long-term retention of key executives. Restricted stock awards also balance the short-term emphasis of an annual cash incentive by providing a long-term incentive as the executive officer cannot freely sell the restricted stock until the expiration of an extended period of time after the award is made. The Board of Directors believes that the award of restricted stock further encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining managers, since a manager who leaves the Company forfeits the unvested portion of the award.

     CEO Compensation.

     The compensation of Raytheon's CEO and its senior executives has historically been based on two factors -- pay for performance and comparability.

     Base Salary. The current base salary of the Chairman and Chief
Executive Officer was established in July of 1994 when, after reviewing the analysis of the independent compensation consultant, the Committee made an effort to bring the CEO's salary to the average of the compensation peer groups. In June of 1995, the CEO requested that the Compensation Committee freeze his base salary and that of the other named executives. At this time the CEO's base salary remains frozen at the annualized rate of pay he began receiving in July of 1994 and, therefore, the CEO received no increase for the compensation year July 1995 through June 1996.

     Annual Incentive Award. In reviewing the CEO's total compensation package, the Committee gave special consideration to the 17 percent growth in the Company's sales during 1995, to the 13.2 percent rise in earnings per share, and to the fact that Raytheon Company's stock price appreciated nearly 48 percent in 1995 and the total return to stockholders, including dividends, was almost 51 percent.

     The Committee also noted that during 1995, Raytheon completed an historic and fundamental transformation from mainly a defense electronics firm to a global, diversified multi-industry corporation. This transformation is evident in comparing the Company's profile at the end of 1995 to that at the end of 1991. For example:

     In 1991, defense electronics accounted for 51% of the Company's sales and 75% of its profits. In 1995, commercial sales accounted for nearly 60% of sales and 47.9% of Company profits. During that five-year period, sales grew from $9.3 billion to nearly $12 billion and profits went from $592 million to $793 million. Return on sales rose from 6.4% to 6.8%.

     The growth in the Company's commercial business from 1991 to 1995 has been dramatic. For example:

          Raytheon Engineers & Constructors grew in sales from $1.7 billion to $2.9 billion. Profitability more than doubled ($69 million to $161 million).

          Raytheon Aircraft Company virtually doubled its sales ($1.1 billion to $2 billion) and profitability nearly trebled ($42 million to $116 million).

          Raytheon Aircraft Company not only posted record sales and record profits in 1995, but also led the General Aviation Industry in total aircraft shipments. Additionally, during 1995, Raytheon Aircraft not only won the hotly-contested $7 billion contract for the Joint Primary Aircraft Training System for the Air Force and Navy, but also introduced a new light business jet, the Premier I.

          Raytheon Appliances grew by nearly 40% in sales ($1.1 billion to $1.5 billion) and profitability rose over four fold ($11 million to $48 million).

This successful transition was accomplished despite the drastic downturn in U.S. defense procurement budgets and effectively compensated for the decline in sales and profits at Raytheon's Massachusetts-based defense operations which account for roughly 20% of the Company's business.


In the Committee's view, Raytheon's overall 1995 performance underscored the success of this strategy.

The Committee was also advised by its independent compensation consultants, Hewitt Associates, that despite the Company's performance ranking in the top 25th percentile of its peer group, the CEO's compensation continued to rank below the average for his peer group. One reason for this situation is that Mr. Picard's base salary has been frozen at the level awarded to him in July 1994, and his incentive bonus award was frozen in December 1994, at the same level awarded to him in December 1993.

The Committee also noted that, the Board of Directors, wishing to provide for an orderly transition, had requested that Mr. Picard, while operating as CEO, also take on the duties of the President after Max Bleck's retirement in April 1995.

In view of these accomplishments, the Committee considered it appropriate to grant Mr. Picard an increased bonus. However, Mr. Picard requested that his bonus not be increased and that it be held at its prior year's level. The Committee, after due consideration, accepted Mr. Picard's request and, therefore, there was no increase in his bonus grant.

     Long Term Incentive. The Compensation Committee reviewed an industry and marketplace analysis of long term incentives for comparable positions, presented by the independent consultant. Historically, Raytheon's CEO has received stock option grants that were significantly below that of his industry and marketplace peers. In 1995, the Compensation Committee elected to award the CEO a grant that would represent a competitive amount and value when compared to other chief executives in the compensation peer groups. By granting options to the CEO at fair market value, the real compensation gain to the executive will result only upon the appreciation in value of the Company's stock.

     Other Compensation. The Company's compensation programs also include certain other items, which may include: (i) life insurance coverage, (ii) an allocation of Company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions under the Raytheon Savings and Investment Plan, and (iv) other miscellaneous compensation.

     The Committee has carefully studied the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the " Internal Revenue Code"), which limit the deductibility of executive compensation in excess of $1 million. It is the practice of the Company to attempt to have its executive compensation plans treated as tax deductible, wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objective of maintaining a competitive executive compensation program. With this in mind, the 1991 and 1995 Stock Option Plans, which were approved by stockholders, have been reviewed to ensure conformance with the Internal Revenue Code. The Committee has chosen at this time not to adopt a formula - driven annual cash incentive plan that might limit its effectiveness and discretionary powers. The Compensation Committee feels strongly that when consideration is given to annual incentive awards, both quantitative and qualitative measures must be taken into consideration. In any event, the Company will not suffer any loss of tax deductions under the new law for the 1995 tax year, as the only executive officer whose non-qualifying income may exceed $1 million has elected to defer until retirement any bonuses earned for services during 1995.

                     Members of the Compensation Committee

                   Joseph J. Sisco, Chairman      Richard D. Hill
                   Charles F. Adams               Alfred M. Zeien
                             Barbara B. Hauptfuhrer

                         COMPARATIVE STOCK PERFORMANCE

     The Securities and Exchange Commission ("SEC") requires that the
Company include in its Proxy Statement a line-graph presentation comparing cumulative, five-year stockholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. In past years, the Company has compared its performance with the Standard & Poor's 500 Stock Index and a Company-selected peer group consisting of E-Systems, Inc., General Motors Corporation (Class "H"), Litton Industries, Inc., Lockheed Martin Corporation, Loral Corporation, McDonnell Douglas Corporation, Northrop Grumman Corporation, Rockwell International Corporation, Texas Instruments Incorporated and United Technologies Corporation (the "Former Peer Group"). The majority of the companies represented in the Former Peer Group are primarily, if not entirely, aerospace/defense or electronics businesses. Today, however, the Company is more accurately categorized as a multi-industry corporation than an aerospace/defense or electronics company. Accordingly, the Company has constructed a peer group (the "Current Peer Group") reflecting its four major business segments -- defense/aerospace, general aviation, engineering and construction and appliances as well as other multi-industry companies. In the Current Peer Group, defense/aerospace is represented by General Motors Corporation (Class "H"), Litton Industries, Inc., Lockheed Martin Corporation, Loral Corporation and Northrop Grumman Corporation; general aviation by Textron Inc. (Cessna); engineering and construction by Fluor Corporation, Foster Wheeler Corporation and Halliburton Company; appliances by Emerson Electric Company, Maytag Corporation and Whirlpool Corporation; and multi-industry companies by Rockwell International Corporation, TRW, Inc. and United Technologies Corporation. In accordance with SEC regulations, both the Former Peer Group and the Current Peer Group are presented in the following graph.

                                 COMPARISON OF
                 FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

                         RAYTHEON VS. S&P 500 INDEX AND
                CURRENT PEER GROUP AND FORMER PEER GROUP INDICES

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN

                    1995     1994     1993     1992     1991     1990

Raytheon           304.44   202.04   204.13   154.92   122.11   100.00

Emerson
Electric           246.81   183.62   172.68   153.76   149.75   100.00
Fluor              189.19   122.23   113.51   115.98   119.94   100.00
Foster Wheeler     210.53   144.30   159.15   134.37   120.72   100.00
Gen Motors Cl'H'   320.40   222.59   243.34   157.16    87.28   100.00
Halliburton        128.69   82.15     76.62    67.20    64.26   100.00
Litton             263.06   218.72   166.45   115.81   113.39   100.00
Lockheed                    251.97   229.13   183.66   140.07   100.00
Lockheed/Martin    426.79   236.13
Loral              463.95   245.53   240.96   144.38   120.32   100.00
Martin Marietta             221.31   217.33   166.17   138.92   100.00
Maytag             222.65   160.20   186.67   149.44   149.64   100.00
Northrop Grumman   450.30   287.18   245.82   215.12   158.23   100.00
Rockwell           221.09   145.95   147.34   111.89   101.84   100.00
Textron            281.22   204.69   230.57   173.27   149.03   100.00
TRW                240.68   199.46   203.40   164.13   115.80   100.00
United Tech.       232.86   150.51   144.02   108.15   117.65   100.00
Whirlpool          257.16   236.78   306.29   201.43   170.81   100.00

Current Peer
Average**          282.17   192.35   191.23   143.16   117.90   100.00

S&P 500            214.97   156.42   154.32   140.25   130.34   100.00

** Weighted by market capitalization

                    1995     1994     1993     1992     1991     1990

Raytheon           304.44   202.04   204.13   154.92   122.11   100.00

E Systems                   133.88   135.58   125.27   112.37   100.00
Gen Motors Cl 'H'  320.40   222.59   243.34   157.16   87.28    100.00
Litton             263.06   218.72   166.45   115.81   113.39   100.00
Lockheed                    251.97   229.13   183.66   140.07   100.00
Martin Marietta             221.31   217.33   166.17   138.92   100.00
Lockheed/ Martin   426.79   236.13
Loral              463.95   245.53   240.96   144.38   120.32   100.00
McDonnell Douglas  789.57   401.88   299.61   132.69   195.25   100.00
Northrop Grumman   450.30   287.18   245.82   215.12   158.23   100.00
Rockwell           221.09   145.95   147.34   111.89   101.84   100.00
Texas Instruments  291.66   209.89   175.95   127.79    82.73   100.00
United Tech.       232.86   150.51   144.02   108.15   117.65   100.00

Former Peer
Average**          365.33   216.84   200.81   137.23   111.68   100.00

S&P 500            215.02   156.40   154.32   140.25   130.34   100.00

** Weighted by market capitalization


ASSUMES $100 INVESTED ON JAN. 1, 1991; ASSUMES REINVESTMENT OF DIVIDENDS

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the chart above.

                              RETIREMENT BENEFITS

     The Company's salaried pension plan (the "Salaried Pension Plan") covers all salaried employees, excluding those at certain subsidiaries, who have completed one year of service and attained age 21. The Salaried Pension Plan is Company funded and does not require or permit employee contributions. Benefits are computed by a formula which takes into account an employee's years of service and plan membership, final average compensation and an estimated primary Social Security benefit.

     The following table shows the estimated annual retirement benefits payable to salaried employees on normal retirement at age 65 under the Salaried Pension Plan and the Company's excess benefit plan, a separate non-funded plan adopted by the Board of Directors in 1980. The excess benefit plan provides benefits that would otherwise be denied participants due to certain Internal Revenue Code limitations on qualified benefit plans.

       Annual Estimated Benefits Under The Raytheon Company Pension Plan
                 For Salaried Employees And Excess Benefit Plan

Years of Pension Credit at Age 65
- ------------------------------------------------------------------------
Final Average
Compensation      15 Years     20 Years     30 Years     40 Years
- ------------      --------     --------     --------     --------

$ 200,000        $ 54,000      $ 72,000     $ 96,000     $ 120,000
  400,000         108,000       144,000      192,000       240,000
  600,000         162,000       216,000      288,000       360,000
  800,000         216,000       288,000      384,000       480,000
1,000,000         270,000       360,000      480,000       600,000
1,200,000         324,000       432,000      576,000       720,000
1,400,000         378,000       504,000      672,000       840,000
1,600,000         432,000       576,000      768,000       960,000
1,800,000         486,000       648,000      864,000     1,080,000
2,000,000         540,000       720,000      960,000     1,200,000

     Pension benefits shown in the above table are straight life annuity amounts and assume retirement at age 65 (normal retirement age). Under the plan formula, the amounts in the table will be reduced by a percentage of the employee's estimated primary Social Security benefit. Pension benefits are based on the average compensation (salary and bonus) paid during the sixty highest consecutive months of employment. For 1995, covered compensation for Messrs. Picard, Swanson, Wegner and Hoffmann is the same as their salary and bonus shown in the Summary Compensation Table on page 9. As of December 31, 1995, those executive officers had the following years of credited service: Mr. Picard -- 40 years; Mr. Swanson -- 22 years; Mr. Wegner -- 7 years; and Mr. Hoffmann -- 4 years. The years of credited service for Mr. Wegner include additional years of service granted to Mr. Wegner as an inducement to join the Company.

     Employees of the Company's E-Systems subsidiary, including A.Lowell Lawson, do not participate in the Salaried Pension Plan. Mr. Lawson is covered by the E-Systems retirement plans described below.

                        E-Systems, Inc. Retirement Plans

     In connection with its acquisition of E-Systems, the Company agreed that for a period of three years following the acquisition it would provide to individuals employed by E-Systems employee benefits that are in the aggregate no less favorable than those provided to them as of the date of the acquisition. Mr. Lawson participates in the E-Systems Salaried Retirement Plan and the supplemental executive retirement plan (the "SERP"). The SERP provides selected E-Systems' executives with retirement income as a supplement to compensation and employee benefits that would otherwise be denied them by reason of certain Internal Revenue Code limitations on qualified benefit plans.

     The SERP provides to participants attaining age 60 and having 10 years of credited service a retirement benefit in an amount equal to a specified percentage of the participant's "Average Monthly Compensation." Amounts payable under the SERP are reduced by payments under the E-Systems Salaried Retirement Plan and the recipient's primary Social Security benefit. "Average Monthly Compensation" is defined as the sum of the salary and bonus paid the employee during the three consecutive years out of the ten years preceding retirement or disability which yields the highest monthly amount when divided by 36. The estimated annual SERP benefit for Mr. Lawson based on his current compensation level, assuming retirement at age 65, is $523,921.

            EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into Change-in-Control Severance Agreements
(the "Severance Agreements") with the executive officers named in the Summary Compensation Table. The Severance Agreements provide severance pay and continuation of certain benefits upon the occurrence of a Change in Control. Entry into the Severance Agreements was unanimously approved by the Board of Directors. The agreements with Messrs. Picard, Swanson, Wegner and Hoffmann are effective as of November 22, 1995. The agreement with Mr. Lawson becomes effective upon the termination of his employment agreement described below.

     Generally, a "Change in Control" will be deemed to have occurred in any of the following circumstances: (i) the acquisition of 25% or more of the outstanding voting stock of the Company by any person, entity or group; (ii) the persons serving as directors of the Company as of November 22, 1995, and replacements or additions subsequently approved by a majority vote of the Board, cease to make up at least a majority of the Board; (iii) a merger, consolidation or reorganization in which the stockholders of the Company prior to the merger wind up owning less than 50% of the voting power of the surviving corporation;
(iv) a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

     The Board has selected a modified dual trigger type of Severance Agreement which, in addition to a Change in Control, requires a qualifying termination of the executive's employment within two years following a Change in control for the executive to receive benefits under the Severance Agreement, which include
(i) a cash payment of three times his current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three years additional credit service under the Company's pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his family are eligible to receive benefits for a period of up to three years. In addition, the Severance Agreements provide for a supplemental cash payment to the executive to the extent necessary to preserve the level of benefits provided in the event of the imposition on the executive of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

     E-Systems entered into an employment agreement with Mr. Lawson as of September 27, 1989 which extends through May 8, 1998. Under the agreement, Mr. Lawson has agreed to render his exclusive services to E-Systems. Mr. Lawson's minimum annual compensation is the base salary most recently approved by the Board. The agreement provides for full vesting of Mr. Lawson's benefits under the SERP, which he may receive upon retirement following his attaining age 60. Mr. Lawson's employment agreement provides for the continuation of certain of his business and other perquisites upon retirement, including post-retirement life insurance benefits in an amount equal to two times his annual salary.

                               OTHER INFORMATION

     During 1995 the Company retained the law firm of Ropes & Gray for various legal services. Francis H. Burr, a Director and member of the Audit, Planning and Nominating, and Policy Committees, is of counsel to such firm.

     During 1995 the Company retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison for various legal services. Warren B. Rudman, a Director and member of the Planning and Nominating and Policy Committees, is a member of such firm.

     C-M Holdings L.P., of which Mr. Colloredo-Mansfeld is a principal owner, through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $671,386 per year. Mr. Colloredo-Mansfeld is a Director and member of the Executive, Finance and Policy Committees.

     During 1992, the Company provided to Robert L. Swam, Executive Vice President and Chairman, CEO and President Raytheon Appliances, an interest-free loan of $250,000 to assist him in his relocation from Maryland to Massachusetts. As of March 1, 1996, the outstanding balance was $70,000. The loan is secured by a mortgage on Mr. Swam's home.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The accounting firm of Coopers & Lybrand, which has served continuously since 1961 as the Company's principal independent accountant, was selected to continue in that capacity for the current year.

     Representatives of that firm are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, officers and ten-percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of such forms furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1995 all such Section 16(a) filing requirements were complied with except that one filing covering a minor transaction by Joseph J. Sisco, a director of the Company, was inadvertently filed late.

                              STOCKHOLDER PROPOSAL
                                    (Item 2)

     Management has been advised that The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York 10017-4594, the owner of 7,000 shares of Common Stock, intends to submit the following proposal at the meeting:

                         PUBLIC ENVIRONMENTAL REPORTING

WHEREAS WE BELIEVE:

     Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Companies are increasingly being expected to do meaningful, regular, comprehensive, and impartial environmental reports. These help investors and the public to understand environmental progress and problems. Uniform standards for environmental reports permit comparisons of performance over time. They also attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

WHEREAS:

     The Coalition of Environmentally Responsible Economies (CERES) - which comprises shareholders of this company, public interest representatives, and environmental experts - consulted with corporations and produced comprehensive standards for both environmental performance and reporting. Over 90 companies, including Sun [Oil], General Motors, H.B. Fuller, and Polaroid have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that the benefits of working with CERES are public credibility; "value-added" to the company's environmental initiatives, and advancement for the company's own environmental program.

     In endorsing the CERES Principles, a company commits to work toward:

1. Protection of the biosphere     2. Sustainable use of natural resources
3. Waste reduction and disposal    4. Energy conservation
5. Risk reduction                  6. Safe products and services
7. Environmental restoration       8. Informing the public
9. Management commitment          10. Audits and reports

[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: (617) 451-0927].

RESOLVED: Shareholders request the Company to prepare a report (at reasonable cost and omitting proprietary information) describing company programs, progress, and future plans relative to the environment and the CERES Principles, and using the standard CERES Report Form as a guide.

Supporting statement

     Many investors support this resolution. Those sponsoring it have portfolios totaling $75 billion. Others voting FOR it bring shareholder votes to 20-30 percent at some companies. The number of public pension funds and foundations supporting this resolution increases every year. Their objectives are: standards for environmental progress and disclosure, methods for measuring progress toward these goals, and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with the ISO 14000 certification.

     An annual environmental report in the format of the CERES report would not duplicate - but rather complement - the Company's own environmental reporting.

     Shareholders are asked to vote FOR this resolution to ensure that our Company's environmental policies and reports are publicly scrutinized and adhere to standards upheld by management and shareholders alike.

                                   ----------

     Your directors recommend a vote against this proposal. The Company is committed at all levels of management to operating its business in an environmentally responsible manner and has a pro-active, problem-solving approach to its environmental obligations. The Company shares the proponent's concern for a healthy planet and is working toward the environmental goals the proponent espouses.

     The Company has demonstrated this commitment with aggressive programs to prevent pollution, reduce waste, promote recycling, and conduct environmental, health and safety audits of all operating locations to ensure our pro-active approach which goes beyond compliance. These programs have received favorable recognition from government, industry, and environmentalists. Recent examples of such recognition include The New England Environmental Exposition Award for Alternative Cleaning Technologies; Massachusetts Governor's Award for Toxic Use Reduction; and The EPA 33/50 Raytheon Company Profile for Exemplary Pollution Prevention Achievements.

     In 1992, the Company eliminated virtually all emissions of ozone-depleting substances - including CFC's - from manufacturing locations, three years ahead of a world-wide ban. By 1994, the Company had reduced the 1987 level of reportable releases to the environment by over 80%. In 1994, our solid waste recycling program resulted in cost savings exceeding $9 million.

     Beyond conducting its operations in an environmentally sound manner, the Company has taken a leadership position in promoting environmental responsibility in the public arena. For instance, in 1994 the Company established the Raytheon Professorship of Pollution Prevention at Tufts University, endowed with a grant of $400,000.00 from the Company. The Company has taken a lead sponsoring role in the formation and activities of the Massachusetts Watershed Awareness & Policy Initiative, a statewide collaborative effort initiated by the Massachusetts Secretary of Environmental Affairs focusing on watershed-based planning and development.

     As a large publicly-held corporation the Company is subject to numerous reporting and auditing requirements. Gathering information on any subject matter, organizing it, auditing it for accuracy and then publishing it is a people-intensive, time-consuming and expensive process. Like most large corporations, the Company is under constant pressure to streamline its operations and reduce costs, and management feels that our shareholders and the public are better served if the Company devotes its limited resources to operating the business in an environmentally responsible manner, rather than generating yet another report.

     The Company is fully committed to sound environmental performance and agrees that responsible implementation increases long-term stockholder value. Many organizations, including government agencies, trade associations, and privately and publicly funded groups advance the same ultimate goal, but each with its own focus or set of priorities to which they would ask us to adhere. Your directors believe the Company will best benefit society by staying focused on its demonstrated course of environmental performance improvement rather than trying to keep up with and accommodate the ever changing agendas of these various groups. Accordingly, your directors do not think it is in the Company's interest to conform to the particular set of principles and reporting format advocated by the proponent.

     Your directors recommend that stockholders vote AGAINST this proposal.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials relating to the 1997 Annual Meeting of Stockholders must be received by the Secretary at the Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02173 no later than December 21, 1996.

     According to the By-Laws of the Company, a proposal for action to be presented by any stockholder at an annual meeting of stockholders shall be out of order unless (i) the proposal is specifically described in the Company's notice to stockholders of the meeting and the matters to be acted upon at the meeting or (ii) the proposal shall have been submitted in writing to the Secretary of the Company and received at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting, and such proposal is, under applicable law, an appropriate subject for stockholder action.

                           BUSINESS TO BE TRANSACTED

     At the date of this statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

     The Annual Report for the fiscal year ended December 31, 1995, mailed to stockholders at an earlier date, is not a part of this Proxy Statement and is not proxy-soliciting material.

                                   By Order of the Board of Directors,


                                              /s/ Christoph L. Hoffmann

                                                  Christoph L. Hoffmann
                                                       Secretary


Lexington, Massachusetts
April 20, 1996

                                     30
                           (FRONT SIDE OF PROXY CARD)

RAYTHEON COMPANY
LEXINGTON MA 02173


This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Dennis J. Picard, Christoph L. Hoffmann and Peter R. D'Angelo, or any one or more of them, with full power of substitution, as proxy or proxies for the undersigned, to vote all shares of stock of the undersigned in Raytheon Company, with all the powers the undersigned would have if personally present, at the Annual Meeting of Stockholders of Raytheon Company to be held at the Executive Offices of the Company, 141 Spring Street, Lexington, Massachusetts, at 2:00 P.M., Wednesday, May 22, 1996, and at any and all adjournments thereof. If the undersigned is a participant in the Raytheon Company Stock Ownership Plan or Savings and Investment Plan or the E-Systems Savings Plan (each a "Savings Plan"), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of stock of Raytheon Company in the undersigned's Savings Plan account, with all the powers the undersigned would have if personally present, at the aforesaid Annual Meeting and at any and all adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Item 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, execu-tor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President, or other authorized officer. If a partnership, please sign in partnership name by authorized person.


HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?
(If yes, please include Social Security No.)

                          (REVERSE SIDE OF PROXY CARD)


THE BOARD RECOMMENDS A VOTE FOR ITEM 1.

1. To elect five directors of the class whose term of office expires in 1996 to serve for a term of three years.

     Nominees

Ferdinand Colloredo-Mansfeld, John R. Galvin, Barbara B. Hauptfuhrer, Richard D. Hill and Alfred M. Zeien

For / /       Withhold / /       For All Except / /

If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).


THE BOARD RECOMMENDS A VOTE AGAINST ITEM 2.

2. Stockholder Proposal:  Endorsement of the CERES Principles.

     For / /    Against   / /      Abstain  / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

As part of Raytheon's continuing efforts to control costs, we are asking our stockholders to permit Raytheon to send only one copy of the annual report to their household. If you are receiving multiple copies of the annual report at your address and wish to eliminate them for the account shown on this Proxy Card, please mark the box.


Discontinue Annual Report for this Account  / /



                                                        Date



        Shareholder sign here                   Co-owner sign here